EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”); effective as of December 1, 1999, by and between TBX Resources, Inc., a Texas corporation (the “Company”), with offices at 12300 Ford Road, Suite 194, Dallas, Texas, 75234 and Timothy Burroughs, (“Burroughs”), who resides at 9519 Windy Hollow, Valley Ranch, Texas 75063.
RECITALS
     WHEREAS, the Company is engaged in the business of exploring for, producing, and selling oil and gas (the “Business”), with its principal Executive office in Dallas, Texas. For purposes of this Agreement, the term “Company” shall include the Company, its subsidiaries, affiliates, and assignees and any successors in interest of the Company and its subsidiaries and/or affiliates;
     WHEREAS, the Company desires to employ Burroughs and Burroughs desires to be employed by the Company, on the terms set forth herein;
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Employment.
     1.1 Engagement of Employee. The Company agrees to employ Burroughs and Burroughs agrees to accept employment as President of the Company, all in accordance with the terms and conditions of this Agreement.
     1.2 Duties and Powers.
     a. During the Employment Period (as defined herein), Burroughs shall serve as President of the Company, reporting directly to the Board of Directors of the Company (the “Board”), and will have such responsibilities, duties and authorities, and will render such services of an administrative character, or act in such other capacity for the Company as the Company’s Board of Directors (the “Board”) shall from time to time direct. Burroughs shall devote his best efforts, energies and abilities and his full business time, skill and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the Business and affairs of the Company.
     b. Burroughs acknowledges that his duties and responsibilities will require his full-time business efforts and agrees that during he Employment Period, he will not engage in any other business activity or have any business pursuits or interests which interfere or conflict with the performance of his duties hereunder or which compete with the Company.
     1.3 Employment Period. Burroughs’ employment under this Agreement shall begin on the date hereof and shall continue through and until the third anniversary of the date hereof (the “Initial Period”) unless extended as provided in this Section 1.3 or terminated as provided in Section 1.4. The

Company may renew this Agreement for additional one (1) year periods (the “Renewal Periods”) on terms that are mutually acceptable to Burroughs and the Company at least ninety (90) days prior to the expiration of the Initial Period or any Renewal Period. The Initial Period and the Renewal Period are collectively referred to herein as the “Employment Period.” Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 1.4 and Section 1.5 below.
     1.4 Termination. The Company has the right to terminate Burroughs’ employment hereunder, by notice to Burroughs in writing at any time (i) for “Cause,” (ii) without Cause for any or no reason, and (iii) due to the Disability of Burroughs. Any such termination shall be effective upon the date of service of such notice pursuant to Section 15. In addition, this Agreement shall terminate automatically upon Burroughs’ death.
     “Cause”, as used herein, means the occurrence of any of the following events:
     a. the failure of Burroughs to perform his duties or comply with reasonable directions of the Board;
     b. the determination by the Board in the exercise of its reasonable judgment that Burroughs has committed an act or acts constituting (i) a felony or other crime involving moral turpitude, dishonesty or theft (ii) dishonesty or breach of duty with respect to the Company; or (iii) fraud;
     c. the determination by the Board in the exercise of its reasonable judgment that Burroughs has committed an act that (i) negatively affects the Company’s business or reputation (including its relationships with its customers, suppliers, or employees), or (ii) indicates alcohol or drug abuse by Burroughs that adversely affects his performance hereunder;
     d. a material breach by Burroughs of any of the terms and conditions of the Agreement; or
     e. Burroughs’ gross negligence in performance of his duties hereunder.
     Burroughs shall be deemed to have a “Disability” for purposes of this Agreement if he shall be unable, by reason of illness or physical or mental incapacity or disability to perform his duties hereunder, with or without reasonable accommodation by the Company, in substantially the manner and to the extent required hereunder prior to the commencement of such Disability for a total period of ninety (90) days in any one hundred eighty (180) day period.
     2. Compensation and Benefits
     2.1 Base Compensation. During the Employment Period, the Company will pay Burroughs a base salary at a rate of $150,000 per annum (the “Base Salary”). The Board shall perform an annual review of Burroughs’ Base Salary based on Burroughs’ performance of his duties and the Company’s other compensation policies.
     2.2 Bonuses. During the Employment Period, Burroughs shall be eligible for bonuses of up to 10% of the transaction each time the Company completes a major acquisition, funding, or financing. Any bonus shall be payable in TBX Common Stock or cash, at the discretion of Burroughs.
     2.3 Options. At the inception of the Employment Period, Burroughs shall receive stock options good for five years from the date of issuance to purchase up to 500,000 shares of the Company’s common stock a year at a price which shall not be greater than 50% of the average bid price for the shares during the previous quarter exercised.
     2.4 Benefits. In addition to the Base Salary, Burroughs will be entitled to the following benefits during the Employment Period if offered by the Company, unless otherwise altered by the Board with respect to all Executives of the Company:
     a. hospitalization, disability, life and health insurance, to the extent offered by the Company, and in amounts consistent with Company policy, for all key management employees, as reasonably determined by the Board;
     b. up to two (2) weeks paid vacation each year with salary, consistent with Company policy for all senior employees and provided that unused vacation time shall not be carried over to subsequent years;
     c. reimbursement for reasonable, ordinary and necessary out-of-pocket expenses incurred by Burroughs in the performance of his duties, subject to the Company’s policies in effect from time to time with respect to travel, entertainment and other expenses, including, without limitation, requirements with respect to reporting and documentation of such expenses;
     d. a $500 a month car allowance;
     e. other benefit arrangements, including a 401(k) or similar tax deferral plan, to the extent made generally available by the Company to its Executives and key management employees.
     2.5 Compensation After Termination.
     a. If the Employment Period is terminated (i) by the Company for Cause or due to the death or Disability of Burroughs, (ii) by Burroughs or (iii) through expiration of the Employment Period, then the Company shall have no further obligations hereunder or otherwise with respect to Burroughs’ employment from and after the termination or expiration date (except payment of Burroughs’ Base Salary accrued through the date of termination or expiration and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under Section 3 hereof at law or in equity).
     b. If the Employment Period is terminated by the Company without Cause, Burroughs shall be entitled to receive the payment of the Base Salary through the remainder of the Initial Period or, at the option of the Company, in lieu of such Base Salary a lump sum payment other payments in a mutually agreeable amount. The Company shall have no other obligations hereunder or otherwise with respect to Burroughs’ employment from and after the termination of his employment or expiration of this Agreement, and the Company shall continue to have all rights available hereunder (including, without limitation, all rights under Sections 3, 4, 5 and 6 hereof, at law or in equity).
     2.6. Profit Sharing, Pension and Salary Deferral Benefits. It is understood by the parties to this Agreement that, during the Employment Period, Burroughs shall be entitled to participate in or accrue benefits under any pension, salary deferral or profit sharing plan now existing or hereafter created for employees of the Company upon terms and conditions equivalent to those which the Company may provide for other senior Executive employees. The termination of this Agreement shall not result in forfeiting vested benefits such as pension or 401(k) plan benefits that have vested in Burroughs as of the date of termination.
     3. Covenant Not to Compete.
     3.1 Burroughs’ Acknowledgment. Burroughs agrees and acknowledges that in order to assure the Company that it will retain its value as a going concern, it is necessary that Burroughs undertake not to utilize his knowledge of the Business and his relationships with customers and suppliers to compete with the Company. Burroughs further acknowledges that:
     a. the Company is and will be engaged in the Business;
     b. Burroughs occupies a position of trust and confidence with the Company and, during employment under this Agreement, Burroughs will be familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company;
     c. the agreements and covenants contained in this Section 3 are essential to protect the Company and the goodwill of the Business; and
     d. Burroughs’ employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Burroughs were to provide services to any person or entity in violation of the provisions of this Agreement.
     3.2 Competitive Activities. The following term has the following meaning for the purposes of this Section 3.2:
     “Restricted Period” means the longer of: (i) the period during which Burroughs is employed by the Company, or (ii) the period of twelve (12) months from and after the date hereof.
     Burroughs hereby agrees that during the Restricted Period he will not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity act as a competitor to the Company. If in Burroughs sole discretion he believes a proposed activity could be construed as competitive he will obtain a written waiver of said activity from the Company specifying that the activity contemplated is non-competitive.
     3.3 Solicitation of Employees. Without limited the generality of the provisions of Section 3.2 above, Burroughs hereby agrees that during the Restricted Period he will not (except on behalf of the Company), directly or indirectly, solicit or participate as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity in any business which solicits, business from any person, firm, corporation or other entity which is or was a customer or supplier of the Company during the term of this Agreement.
     4. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one the same Agreement.
     5. Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only, and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.
     6. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courtier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iii) transmitted by telecopy to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Such notices, demands and other communications shall be sent to these addresses indicated below:
     If to Burroughs:
Timothy Burroughs
9519 Windy Hollow
Valley Ranch, Texas 75063
     If to the Company:
TBX Resources, Inc.
12300 Ford Road, Suite 265
Dallas, Texas 75234
     with a copy to:
Richard M. Hewitt, P.C.
Seven Village Circle
Suite 220
Westlake, Texas 76262
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

COMPANY: TBX RESOURCES, INC.
By:	/s/ Tim Burroughs
Timothy Burroughs, Director*

/s/ Christine Coley
Christine Coley, Director*

EMPLOYEE:
By:	/s/ Tim Burroughs
Timothy Burroughs

*Being all the Directors of the Company.

EMPLOYMENT AGREEMENT AMENDMENT
For
TIMOTHY P. BURROUGHS
     THIS EMPLOYMENT AGREEMENT AMENDMENT effective as of August 4, 2005, is by and between TBX Resources, Inc., a Texas Corporation, (the “Company”), and Timothy P. Burroughs, (“Burroughs”).
     WHEREAS, the Company desires to amend the current and continuing Employment Agreement with Burroughs, and;
     WHEREAS, the Company wishes to conform the Employment Agreement to meet the standards recently initiated by the Sarbanes-Oxley act;
     THEREFORE, the Company is amending Paragraph 2.3 Options to continue the grant of stock options good for five years, beginning with the current 2005 year, at an option price no greater than 50% of the closing price for the shares as of the date of this Amendment. As determined by the OTCBB, the closing price on August 4, 2005, is $0.14 per share.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement of Timothy P. Burroughs as of the day and year first written above.

/s/ Tim P. Burroughs

TBX Resources, Inc.
Tim P. Burroughs, Director

/s/ Tim P. Burroughs

Employee
Timothy P. Burroughs